EXHIBIT 99.1

SCHOOL SPECIALTY, INC.

SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

FISCAL 2017, FISCAL 2016, THIRTY-FIVE WEEKS ENDED DECEMBER 26, 2015, AND FISCAL 2015

Description	Date	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts	Deductions	Balance at End of Period	Date
Allowance for doubtful accounts	April 26, 2014	984,000	372,000	—	(550,000)	806,000	April 25, 2015
	April 25, 2015	806,000	282,000	—	(11,000)	1,077,000	December 26, 2015
	December 27, 2015	1,077,000	750,000	—	(1,391,000)	436,000	December 31, 2016
	January 1, 2017	436,000	753,000	—	(892,000)	297,000	December 30, 2017
Restructuring reserve	April 26, 2014	193,000	5,477,000	—	(4,091,000)	1,579,000	April 25, 2015
	April 25, 2015	1,579,000	901,000	—	(2,105,000)	375,000	December 26, 2015
	December 27, 2015	375,000	1,740,000	—	(1,554,000)	561,000	December 31, 2016
	January 1, 2017	561,000	389,000	—	(900,000)	50,000	December 30, 2017
Reserve for Obsolete Inventory	April 26, 2014	8,416,000	405,000	—	(3,142,000)	5,679,000	April 25, 2015
	April 25, 2015	5,679,000	2,109,000	—	(772,000)	7,016,000	December 26, 2015
	December 27, 2015	7,016,000	2,416,000	—	(1,260,000)	8,172,000	December 31, 2016
	January 1, 2017	8,172,000	7,749,000	—	(4,824,000)	11,097,000	December 30, 2017